Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-91680) pertaining to the 2002 Stock Incentive Plan of Franklin Street Properties Corp. of our reports dated March 9, 2026, with respect to the consolidated financial statements of Franklin Street Properties Corp., and the effectiveness of internal control over financial reporting of Franklin Street Properties Corp., included in this Annual Report (Form 10-K) for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 9, 2026